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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

     Harken Oil & Gas, Incorporated, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

     FIRST: That, by vote of a majority of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable, and directing that such amendment be submitted to the stockholders of the Corporation for their approval. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that it is proposed and declared advisable that the Corporation change its name from Harken Oil & Gas, Incorporated, to Harken Energy Corporation, and that the Certificate of Incorporation of Harken Oil & Gas Incorporated, a Delaware corporation, be amended by changing ARTICLE ONE of such Certificate of Incorporation so that, as amended, said ARTICLE ONE shall be read as follows:

                                   ARTICLE ONE

             The name of the corporation is HARKEN ENERGY CORPORATION.

     SECOND: That, in lieu of a meeting and vote of stockholders, the stockholders of the Corporation have, by the written consent of the holders of a majority of the outstanding shares of Common Stock, $1.00 par value, of the Company, duly authorized the Amendment of the Certificate of Incorporation effected by this Certificate in accordance with the provisions of

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Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the Amendment of Certificate of Incorporation effected by this Certificate has been duly authorized and adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of the Corporation will not be reduced under, or by reason of, the foregoing Amendment to the Certificate of Incorporation of the Corporation.

     FIFTH: That written notice has been duly given to those stockholders who have not consented to this action in writing in accordance with the applicable provisions of Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Harken Oil & Gas Incorporated, has caused this Certificate of Amendment to be signed by Mikel D. Faulkner its President, and attested by Larry E. Cummings, its Secretary, this 7/th/ day of December, 1988, and this Certificate of Amendment shall be effective January 1, 1989.

ATTEST:                                     HARKEN OIL & GAS, INCORPORATED


     By: /s/ Larry E. Cummings                By: /s/ Mikel D. Faulkner
         -------------------------                ------------------------------
     Larry E. Cummings                        Mikel D. Faulkner
     Secretary                                President

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